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                                                                   EXHIBIT 10.62


                                                           As of January 1, 1997



Ms. Dori M. Reap
Chief Financial Officer
Ultrafem, Inc.
805 Third Avenue, 17th Floor
New York, New York 10022


         We hereby agree to act as your agent in connection with the preparation and placement within the domestic United States of general, direct response and trade advertising, media and direct response materials as more fully described below, and upon the following terms and conditions:

         1.   ASSIGNMENT

         During the term of this agreement, we are the primary company charged with the responsibility of planning, preparing and placing, advertising and direct response materials in any and all media as authorized by you. No expenditures will be made by us for your account except upon your prior approval, except when you give specific spending authority in writing to individual Bozell employees.

         2.   NATURE OF SERVICES

         We shall perform services for you in connection with the planning, preparing and placing of advertising and direct response materials on your behalf, including, without limitation:

              (a)  Study your products or services;

              (b) Analyze your present and potential markets and conduct necessary research relating thereto;

              (c) Create, prepare and submit to you for approval, advertising ideas and programs;

              (d) Prepare and submit to you for approval, estimates of costs of these recommended advertising programs;

              (e) Employ on your behalf, our knowledge of available media and means that can be profitably used to advertise your products or services;

              (f) Write, design, illustrate or otherwise prepare your advertisements, including commercials to be broadcast or other appropriate forms of your message;

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Ms. Dori M. Reap
September 30, 1997
Page 2


              (g) Prepare and implement Direct Response programs on your behalf;

              (h) Incorporate the message in mechanical or other form and forward it with proper instructions for the fulfillment of the order;

              (i) Order the space, time or other means to be used for your advertising, endeavoring to secure the most advantageous rates available;

              (j) Check and verify insertions, displays, broadcasts or other means used, to such degree as is usually performed by agencies; and

              (k) Audit invoices for space, time, material preparation and services.

         3.   TERM

         The term of this agreement will commence as of January 1, 1997 and will continue for one (1) year thereafter, unless terminated by either party in accordance with the provisions of this paragraph. In addition, unless terminated by either party in accordance with the provisions of this paragraph, this agreement will remain effective thereafter from year to year. Any notice of termination by either party must be given in writing by registered or certified mail or overnight courier (with proof of delivery) to the other party not less than ninety (90) days prior to the date of termination. Such notice shall be deemed given when received by the non-terminating party.

         The rights, duties, and responsibilities of the parties hereto shall continue in full force until the expiration of the term, including the ordering and billing of advertising in media, the closing or air dates of which fall within such period.

         4.   COMPENSATION

         For our services and outlays on your behalf, the basis of our compensation shall be as indicated in Appendix A annexed hereto.

         5.   BILLING AND PAYMENT PROCEDURE

              (a) Media: We shall invoice you for all media costs sufficiently in advance of our payment date to media to permit prepayment by you to enable us to take advantage of all available cash discounts. As all media will be billed from contract or estimates, all adjustments from actual costs are made in the month following.

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Ms. Dori M. Reap
September 30, 1997
Page 3


              (b) Production: At Bozell, we use the "Progress Billing" basis. That is, all costs incurred during the month are billed out to the client at the tenth (10th) day of the following month. This billing is headed "Progress Billing" and the billable items are listed and supported in the usual manner. This is done for each succeeding month until such time as the job is completed. An initial production charge will be included in the first billing on any produced job to cover all processing, handling and coordination costs. Each invoice carries a summary of the previous billing, enabling you to see the total cost of the job.

              (c) Supplemental Fee: We will invoice you at the beginning of each month for which the monthly Supplemental Fee payment is due.

              (d) Miscellaneous: Traveling costs, outdoor media monitoring services, in home monitoring services, third party consultant costs, air courier costs, photocopying, messenger, postage, tax and similar expenditures will be invoiced in the month in which they are processed.

              (e)  General:

                   (i) All cash discounts on agency purchases including, but not limited to, media, art, printing and mechanical work, shall be passed on to you provided our billing terms are complied with and there is no overdue indebtedness by you at the time of payment to the vendor, with overdue indebtedness being defined as undisputed invoices over thirty (30) days due.

                   (ii) Rate or billing adjustments shall be credited or charged to you on the first billing date after we have been invoiced or as soon as otherwise practical.

                   (iii) All billing for services rendered in a particular month shall be contained in one invoice sent to you within ten (10) days after the end of such month, which shall be payable within thirty (30) days after your receipt of our invoice, unless otherwise stated on such invoice.

                   (iv)    Invoices shall be submitted in an itemized format.

         6.   INSPECTION OF BOOKS

         We agree that any and all contracts, correspondence, books, accounts, and other sources of information (except for salary information on our personnel) relating to your business shall be available for inspection and photocopying (at your expense) at our office by your

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Ms. Dori M. Reap
September 30, 1997
Page 4


authorized representatives during ordinary business hours upon reasonable prior notice by you to us of your desire to inspect same.

         7.   COMMITMENTS TO THIRD PARTIES

         If you should direct us to cancel or terminate any previously authorized purchase or project, we shall promptly take all appropriate action, provided that you will hold us harmless with respect to any costs incurred by us as a result thereof.

         8.   SAFEGUARDING OF PROPERTY

              (a) We shall take all reasonable precautions to safeguard any of your property entrusted to our custody or control, but in the absence of negligence on our part or willful disregard by us of your property rights, we shall not be responsible for any loss, damage, destruction, or unauthorized use by others of any such property.

              (b) We shall not be responsible for the return of engravings after their use in publications, unless you specifically request their return before they are sent to the publication.

         9.   RIGHTS UPON TERMINATION

              (a) After the expiration of this agreement, no rights or liabilities shall arise out of this relationship, regardless of any plans which may have been made for future advertising; except that any uncancellable contracts made on your authorization and still existing at the expiration of the term shall be carried to completion by us and paid for by you in accordance with the provisions herein, unless mutually agreed in writing to the contrary.

              (b) Except as otherwise provided herein, upon the termination of this agreement, we shall transfer, assign, and make available to you or your representative all property and materials, which materials may consist of artwork, mechanicals, digital or electronic data and various intellectual properties (collectively, the "Materials") in our possession or control belonging to you and paid for by you. We also agree to give all reasonable cooperation toward transferring all reservations, contracts, and arrangements with advertising media or others for advertising space, radio and/or television time, or materials yet to be used (including uncancellable contracts), and all rights and claims thereto and therein, provided we have the approval of third parties to the extent required to effect the transfer in interest in the foregoing, upon being released from the obligations thereof. You recognize that talent contracts with members of certain labor unions or guilds generally cannot be assigned except to signatories to the collective bargaining agreements governing the services rendered by such talent.

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Ms. Dori M. Reap
September 30, 1997
Page 5

         10.  AFFILIATED ENTITIES

         Attached hereto as Appendix C is a statement concerning the business and operations of an affiliate of Bozell Worldwide, Inc., which creates products or performs services which might be utilized by us in the performance of our services on your behalf. It is understood and agreed that you may at your option determine whether or not the services of this organization should be utilized.

         11.  CONFIDENTIALITY AND NON-COMPETITION

              (a)  We covenant and agree that we and our subsidiaries:

                   (i) Shall keep confidential any and all information concerning your business and operation which becomes known to us by reason of the performance of our services as your advertising agency, and which information you advise us that you consider to be confidential in nature.

                   (ii) Shall not disclose any such confidential information to any person outside of our employ, unless to do so is required in connection with the performance of our services, and in such event we agree to utilize our best efforts to obtain from any such suppliers a similar agreement to maintain such information as confidential; and

                   (iii) Shall obtain from our employees, who in the performance of services on your behalf may become privy to any such confidential information, a similar covenant and agreement to keep confidential all of such information.

              (b) Notwithstanding the terms of paragraph 11(a) above, information shall not be considered confidential nor subject to the obligations imposed pursuant to said paragraph if the information (i) was rightfully in our possession or independently developed by us prior to the date of the disclosure to us of such information; (ii) was in the public domain prior to the date of disclosure to us of such information; (iii) has become part of the public domain by publication or by other means except an unauthorized act or omission; (iv) was supplied without restriction by a third party who was under no obligation to maintain such information in confidence; or (v) was required to be disclosed pursuant to the order or requirement of a government body, court or administrative agency.

              (c) We hereby covenant and agree that throughout the term of this agreement and until the date occurring ninety (90) days thereafter (the "Covenant Termination Date"), no operating entity within Bozell Worldwide Inc. which has provided services on your behalf within a period of six (6) months (the "Six Month Period") prior to the Covenant

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Ms. Dori M. Reap
September 30, 1997
Page 6


Termination Date will, without your prior written consent, perform any services, either directly or indirectly, on behalf of any product competitive to any of your products which we may have represented within the Six Month Period.

              (d) We agree that the covenants contained in this paragraph are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants which shall not appear reasonable to such court and to enforce the remainder of these covenants as so amended. We further agree that any breach of the covenants contained in this Paragraph 11 would irreparably injure you. Accordingly, we agree that, in addition to pursuing any other remedies you may have in law or in equity, you may obtain an injunction against us from any court having any jurisdiction over the matter restraining any violation of Paragraph 11.

         12.  INDEMNIFICATION

              (a) We shall indemnify and hold you harmless with respect to any claims or actions against you based upon material prepared by us involving any claim for libel, slander, piracy, plagiarism, invasion of privacy or infringement of copyright, except where any such claim or action may arise out of material supplied by you to us and incorporated in material prepared by us; with respect to any such latter claims or actions you will indemnify and hold us harmless as provided in paragraph 12(b) below.

                   We agree to obtain and maintain in force during the term hereof, at our sole expense, a Communications Liability Insurance Policy for Advertising Agencies with a minimum limit of liability of $1,000,000. If requested by you, we agree to furnish a copy of such policy to you.

              (b) You will indemnify and hold us harmless with respect to any claims or actions instituted by a third party relating to your products or services or resulting from the use by us of material furnished by you or where material created by us is substantially changed by you. Information or data obtained by us from you to substantiate claims made in advertising shall be deemed to be "materials" furnished to us by you.

                   You also agree to indemnify us and hold us harmless with respect to any death or personal injury claims or actions arising from the use of your products or services.

              (c) In the event of any proceeding against you by any regulatory agency or in the event of any court action or self-regulatory action challenging any advertising prepared by us, we shall assist you in the preparation of the defense of such action or proceeding

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Ms. Dori M. Reap
September 30, 1997
Page 7

and cooperate with you and your attorneys. You will reimburse us for any out-of-pocket costs we may incur in connection with any such action or proceeding.

         13.  OWNERSHIP

         You shall own all Materials created hereunder during the term hereof and paid for by you, except that you shall not own any object code or source code with respect to such Materials or those elements of such Materials which have been licensed to us by third parties ("Third Party Licenses"). We will attempt to facilitate the assignment of all licenses requested by you. It is understood and agreed that your use of all Materials hereunder, whether during or after the term hereof, shall be subject to the Third Party Licenses. Notwithstanding the foregoing, we shall endeavor to secure ownership of any copyrights under such Third Party Licenses if so requested by you, provided that you shall promptly reimburse us for any costs incurred by us in connection with such acquisition.

         14.  MISCELLANEOUS

              (a) We acknowledge that all of our employees rendering services hereunder shall be under our sole and exclusive direction and control and for no purpose shall they be considered your employees. In furtherance of the foregoing, we shall be responsible for all federal, state and municipal taxes assessed with respect to such employees.

              (b) This agreement shall be governed by and construed in accordance with the internal laws of the State of New York. The parties hereto agree that the sole and exclusive jurisdiction and venue for any litigation arising from or relating to this agreement or the subject matter hereof shall be an appropriate federal or state court located in the State of New York.

              (c) This agreement represents the entire understanding between you and us regarding our services and supersedes all prior agreements. No waiver, modification, or addition to this agreement shall be valid unless in writing and signed by the parties hereto.

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Ms. Dori M. Reap
September 30, 1997
Page 8

         If the above meets with your approval, kindly indicate your consent hereto by signing where indicated below.

                             Very truly yours,

                             Bozell Worldwide, Inc.

                             By:  /s/ Marianne Coleman
                                  ------------------------------------

                             Title:    Executive Vice President


ACCEPTED AND AGREED


By: /s/ Dori M. Reap
    ------------------------------------

Title:   Senior Vice President and
           Chief Financial Officer
           Ultrafem, Inc.